Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Announces Finalization of EcaFlo Model 080

Thursday December 16, 9:00 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Dec. 16, 2004--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) of Little River, South Carolina today announced its Engineering and Production Departments are pleased to announce an 8-FEM proto-type model is now completely assembled, programmed and operational. Basic specifications of the production unit, EcaFlo(TM) Model 080, include the following: 8 Flow-through Electrolytic Modules (FEMs); Anolyte solutions of 500 + ppm FAC at 20 Gal/hr flow rate; Automatic and manual operations with Programmable Logic Controls (PLC), Human Machine Interface (HMI) color touch screen panel, with Web enabled functions. The enclosure is a NEMA 4X stainless steel cabinet mounted on casters for portability and has a total dry weight under 140 pounds. On-site requirements are single phase 120 Volts AC, 20 Amp electric service and 30-psi water service capable of delivering 20 gallons per hour.

According to Stuart Emmons, Production Manager and Chief Engineer with IEVM, "a tremendous amount of research and design work went into this project to assure component and material compatibility. Demonstration runs of the Model 080 have shown this effort has paid off based on the performance levels achieved." Emmons added "a European manufacturer familiar with the technology predicted it would take two years to reach production, but we accomplished this in just under 4 months." Emmons is most excited about the web-enabled function, which allows a customer to remotely monitor and operate their unit via any network or Internet connection.

Larry Jones, Senior Vice President, Business Acquisition with IEVM, concluded that "with the quality of the materials and workmanship, programming capability and the incorporation of design improvements into the unit, our proto-type performs well enough to actually be a saleable production unit."

Engineering is currently assembling increased capacity units and intends to have EcaFlo(TM) Models 160 and 240 ready by the first quarter of 2005.

Forward-Looking Statements: The statements in this press release regarding the assembly of the device, future opportunities and any other effect, result or aspect of the operational device and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the testing of the devices, results of the tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the EcaFlo(TM) Model 080 device, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

bill.prince@ietltd.net

www.ietltd.net

Source: Integrated Environmental Technologies, Ltd.